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                                                                 Exhibit 8.14(b)

                     FORM OF SUPPLEMENTAL PAYMENT AGREEMENT

       This Agreement is made effective ____________, 2004 by and between Kemper Investors Life Insurance Company. (the "Company") and Banc One Investment Advisors Corporation ("BOIA").

       WHEREAS, the Company and the One Group(R) Investment Trust (the "Trust") have entered into a Fund Participation Agreement ("Participation Agreement") in order for certain separate accounts of the Company ("Separate Accounts") to purchase shares ("Shares") of the Portfolios of the Trust listed on Appendix A hereto (each, a "Portfolio": collectively, the "Portfolios"). The Portfolios will serve as investment vehicles under variable annuity or life contracts ("Variable Contracts") offered by the Company.

       WHEREAS, the Company performs certain administrative and support services for the owners of its Variable Contracts.

       WHEREAS, BOIA is willing to pay the Company Supplemental Payments out of BOIA's legitimate profits for administrative and other services, set forth in Appendix B hereto, rendered by the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

              1. BOIA recognizes the Company as the sole shareholder of shares of the Trust issued under the Participation Agreement. BOIA further recognizes that the Trust will derive a substantial administrative convenience by virtue of having the Company as the sole shareholder of the shares issued under the Participation Agreement rather than multiple shareholders having record of ownership of such shares. In consideration of the savings resulting from such arrangement, and to compensate the Company for its costs, BOIA agrees to pay the Company Supplemental Payments at the annual rate designated in Appendix A of the average daily net assets of a Portfolio's Shares owned beneficially by the Company's customers in the Variable Contracts listed on Appendix A from time to time for which the Company provides services, which fee will be computed daily and payable monthly. The parties agree that such payments are for administrative services and investor support services, and do not constitute payment for investment advisory, distribution or other services. Payment of such amounts by BOIA shall not increase the fees paid by the Trust or its shareholders.

       2. The Company hereby represents and warrants that this Agreement and the receipt of payments by the Company from BOIA is legal and valid, and does not violate any statute, regulation, rule, order or judgment binding on the Company, or any agreement binding on the Company or affecting its property. The Company further represents and warrants that it has made all disclosures and obtained all consents required in order for it to receive payments under this Agreement. The representations and warranties set forth in this paragraph shall be made both as of the date hereof and shall continue as long as payments are made to the Company pursuant to this Agreement.

       3. BOIA hereby represents and warrants that this Agreement and the receipt of payments by the Company from BOIA is legal and valid, and does not violate any statute, regulation, rule, order or judgment binding on BOIA, or any agreement binding on BOIA or affecting its property. BOIA further represents and warrants that it has made all disclosures and obtained all consents required in order for it to make payments under this Agreement. The representations and warranties set forth in this paragraph shall be made

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              both as of the date hereof and shall continue as long as payments are made to the Company pursuant to this Agreement.

       4. This Agreement shall be governed and interpreted in accordance with the internal laws of the State of Ohio. This Agreement may be terminated by either party without cause by giving the other party at least thirty (30) days' prior written notice of its intention to terminate, and shall terminate automatically upon either party's receipt of notice from the other party that the representations and warranties set forth in paragraph 2 or paragraph 3, as the case may be, are no longer true or upon full or partial termination of the Participation Agreement. This Agreement may be amended only by a written instrument signed by both parties.

IN WITNESS WHEREOF, this Agreement has been executed effective as of the date set forth above by a duly authorized officer of each party.

                                              Banc One Investment Advisors
   Kemper Investors Life Insurance Company    Corporation

                                              Name: ________________________
   By: ____________________________
                                              Title: _______________________
   Name: __________________________
                                              Date:_________________________

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                                   Appendix A

Portfolios

One Group Investment Trust Bond Portfolio
One Group Investment Trust Government Bond Portfolio
One Group Investment Trust Balanced Portfolio
One Group Investment Trust Large Cap Growth Portfolio
One Group Investment Trust Equity Index Portfolio
One Group Investment Trust Diversified Equity Portfolio
One Group Investment Trust Mid Cap Growth Portfolio
One Group Investment Trust Diversified Mid Cap Portfolio
One Group Investment Trust Mid Cap Value Portfolio

Servicing Fees

For each Portfolio: at the following rates for the following ranges of the average daily net assets of Shares of the Portfolio held by Separate Accounts for the Variable Contracts' owners.

[redacted]              [redacted]
[redacted]              [redacted]
[redacted]              [redacted]

Variable Contracts

L-1000 - Kemper Advantage III
L-8696 - Zurich Preferred Plus
L-8589 - Zurich Preferred
L-1550 - Zurich Archway

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Agreed to effective this ___ day of ________, 2004.

BANC ONE INVESTMENT ADVISORS              KEMPER INVESTORS LIFE INSURANCE
CORPORATION                               COMPANY
--------------------------------------------------------------------------------

By:__________________________________     By:___________________________________
--------------------------------------------------------------------------------

Name:________________________________     Name:_________________________________
--------------------------------------------------------------------------------

Title:_______________________________     Title:________________________________

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                                   Appendix B

                        Administrative and Other Services

Maintenance of Books and Records

.. Assist as necessary to maintain book entry records on behalf of the Trust regarding issuance to, transfer within (via net purchase orders) and redemption by the Accounts of Trust shares.
.. Maintain general ledgers regarding the Accounts' holdings of Trust shares, coordinate and reconcile information, and coordinate maintenance of ledgers by financial institutions and other Contract owner service providers.

Communication with the Trust Company

.. Serve as the designee of the Trust for receipt of purchase and redemption orders from the Accounts and to transmit such orders, and payment therefor, to the Trust.
..  Coordinate with the Trust's agents respecting daily valuation of the Trust's shares and the Accounts' units.
..  Purchase Orders
   -  Determine net amount available for investment in the Trust.
   -  Deposit receipts at the Trust's custodians (generally by wire transfer).
   - Notify the custodians of the estimated amount required to pay dividend or distribution.
..  Redemption Orders
   -  Determine net amount required for redemptions by the Trust.
   -  Notify the custodian and Trust of cash required to meet payments.
.. Purchase and redeem shares of the Trust on behalf of the Accounts at the then current price in accordance with the terms of the Trust's then-current prospectus.
..  Assist in routing and revising sales and marketing materials to incorporate or reflect the comments made by the Trust and/or the Adviser.
.. Assist in reducing, discouraging, or eliminating market timing transactions in Trust shares in order to reduce or eliminate adverse effects on the Trust or its shareholders.

Processing Distributions from the Trust

..  Process ordinary dividends and capital gains.
..  Reinvest the Trust's distributions.

Reports

.. Periodic information reporting to the Trust, including, but not limited to, furnishing registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales and other promotional material, and any other SEC filings with respect to the Accounts invested in the Trust, as not otherwise provided for.
.. Periodic information reporting about the Trust, including any necessary delivery of the Trust's prospectus and annual and semi-annual reports to owners and prospective owners of Contracts, as not otherwise provided for.

Trust-Related Contract Owner Services

.. Provide general information with respect to Trust inquiries (not including information about performance or related to sales).

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..  Provide information regarding performance of the Trust and its Portfolios and the subaccounts of the Accounts.
.. Oversee and assist the solicitation, counting and voting or Contract owner voting interests in the Trust pursuant to Trust-related proxy statements.

Other Administrative Support

.. Provide other administrative and legal compliance support for the Trust as mutually agreed upon by the Company and the Trust, the Adviser, or the Administrator.
.. Relieve the Trust of other usual or incidental administrative services provided to individual owners and prospective owners of Contracts.

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